EXHIBIT 10.31

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) and Release, which is attached hereto and incorporated by reference as Exhibit A (“Release”), are made by and between Wesley G. Peterson on behalf of himself, his agents, heirs, executors, administrators, and attorneys (“Peterson” or “Employee”) and Optical Sensors Incorporated d/b/a väsamed and its related corporations, parent corporation, subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, assigns, employees, and attorneys, delegates, benefit plans and plan administrators, and insurers, whether in their individual or official capacities (“Employer” or “väsamed”).

WHEREAS, the parties to this Agreement have mutually agreed to settle and resolve all actual and potential claims, threatened causes of action, and matters arising out of Employee’s employment with and separation from Employer, and which have been or could be brought against Employer; and

WHEREAS, the parties to this Agreement have considered their rights, options and alternatives under this Agreement and the attached Release.

NOW, THEREFORE, in consideration of the foregoing recitals and all of the terms and conditions set forth herein, the parties agree as follows:

1. Separation Date. By this Agreement, the Parties jointly agree that Employee’s last date of employment with Employer shall be effective at the end of business on March 31, 2006 (“Separation Date”). Until the Separation Date, Employee will continue to receive his full current salary, and will continue his full current participation in the Employer’s employee benefit plans, consistent with the terms of those plans.

2. Release. The Employee will execute the Release attached hereto as Exhibit A on March 31, 2006, or such other date mutually agreed upon in writing by the parties.

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3. Payment and other Consideration. The Employer will, after receipt of an executed Agreement and Release, and after the expiration of all rescission periods regarding that Release, provide the Employee with the following consideration:

A.	Severance Payment: Employer will pay the Employee a lump sum severance payment, subject to applicable withholding taxes, in the gross amount of Thirty-Eight Thousand Three Hundred Thirty Three and 33/100 Dollars ($38,333.33) (“Severance Payment”). The parties agree that this amount shall constitute sufficient consideration to support this Agreement and Release. The Employee shall not receive any separate or additional payment for holidays, or other days, nor will any 401(k) contributions be taken from that Severance Payment, and no 401(k) match will be made as a result of that distribution.

The foregoing Severance Payment shall be subject to legally required state and federal income tax withholding, employee FICA contributions, and any other deductions from gross pay required by law.

B.	Benefit Continuation: On or after March 31, 2006, Employer shall provide the Employee with information and election materials regarding continuation coverage in accordance with applicable state and/or federal law.

C.	Agreement Not to Contest Claim for Unemployment Benefits. The Employer will not contest the Employee’s claim for unemployment benefits, although the Employer may dispute inaccurate factual allegations in any related claim or proceeding. Employer will cooperate with the Department of Economic Security and provide the Department with information about Employee as requested.

D.	Agreement Not to Contest Re: Spousal Maintenance. Employer agrees not to contest, refute, deny or otherwise challenge, except in response to a request for verification by any court, administrative agency, or other governmental unit, or by any third party pursuant to a valid subpoena, any characterization of the termination of Employee’s employment (as being either a voluntary resignation or an involuntary discharge of employment) that Employee may hereafter choose to include as part of an attempt by Employee to modify his current spousal maintenance obligations. In the event that such inquiry is made by any court, administrative agency, other governmental unit, or by any third party pursuant to a valid subpoena, Employer shall truthfully respond to such inquiry. Nothing in this Agreement shall impose on Employer any responsibility for or liability arising out of any effort by Employee to modify his spousal maintenance and Employee shall indemnify Employer for reasonable attorney’s fees and expense incurred by Employer relative to such effort.

E.	Severance Payment is Additional Compensation. The parties agree that the Consideration set forth in Section 3 is over and above anything owed to Employee by law or contract, and will be provided to Employee in exchange for, and specifically contingent upon, his entering into this Agreement and the attached Release.

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F.	Modification of Effect of Separation on Options. The parties agree that each of Employee’s option agreements is amended to the extent necessary to provide that each option or portion thereof vested as of the Separation Date will remain exercisable through the date set forth on Exhibit B; provided, however, no further options will vest subsequent to the Separation Date and all other terms of each applicable option agreement and the Employer’s 1993 Stock Option Plan will remain in effect, including, but not limited to, the term of each option and the ability to terminate all rights of Employee with respect to the options in the event Employee materially breaches the terms of any confidentiality or non-compete agreement entered into with the Employer.

4. Compliance with Prior Agreements and Employer Policies Regarding Confidentiality. The Employee remains bound by the continuing obligations to which he agreed under his Employee Non-Compete Agreement and Employee Confidentiality and Assignment of Inventions Agreement, the terms of which are hereby incorporated by reference into this Agreement.

5. Employee Warranties and Covenant Not to Sue. Employee warrants and represents that he has not heretofore assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or portion thereof or interest therein that is the subject of this Agreement. Employee further warrants that he has not filed nor caused to be filed any claims, complaints, or actions against Employer before any federal, state, or local court, administrative agency, arbitration organization, or other forum. Employee further understands that he will not have any right to receive or retain the payments described in Section 3 of this Agreement if he commences or is part of a legal action that is based on any claim waived under the Release. Upon the occurrence of any such event (aside from an action brought to challenge the validity of a release of claims covered by the Age Discrimination in Employment Act or the Older Worker’s Benefit Protection Act), the Employee will forfeit to the Employer the payments described in Section 3 of this Agreement, and the value of any other consideration he received pursuant to this Agreement. Employee will also be liable to Employer for attorneys fees and costs directly incurred by the Employer in defending any claim released by Employee under this Agreement.

This covenant not to sue does not apply to an action brought to challenge the validity of a release of claims covered by the Age Discrimination in Employment Act or the Older Worker’s Benefit Protection Act.

6. Non-Disparagement. The parties to this Agreement agree that they will make no disparaging comments regarding the other parties in any respect or make any comments concerning any aspect of their relationship or the conduct or events which precipitated Employee’s separation or negotiation of this Agreement. Furthermore, each party agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against the other party. In any and all future proceedings of whatever nature, each party agrees that he/it will testify truthfully and will testify against the other party to this Agreement only to the extent that he/it is compelled to do so by a lawful subpoena or other judicial or administrative action.

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7. Non-Admissions. The parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

8. Severability. In case any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.

9. Return of Property/Commitment to Cooperate in Transition. Employee agrees that both before and after the Separation Date, he will assist and cooperate with the Employer in the transition of his responsibilities to other väsamed employees. Employee also agrees to return, on or before his last day of active employment, all Employer property in Employee’s possession or control, including any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, correspondence and/or other documents or materials related to Employer’s business that Employee has compiled, generated or received while working for the Employer, including all copies, samples, computer data or records of such material, on or before the date of separation. Furthermore, Employee agrees that he will, prior to his last day of active employment, deliver all passwords in use at the time of the separation, a list of any documents that Employee created or is otherwise aware that are password-protected, and the password(s) necessary to access such password-protected documents. Employee also agrees to cooperate with the Employer and to use Employee’s best efforts to ensure that both the Employer’s interests and those of Employee are mutually protected, and to be available, on a reasonable basis, to answer questions that may arise to achieve a smooth transition. Employer’s obligations under this Agreement are contingent upon Employee returning all Employer property and cooperating with the Employer as set forth above.

10. Agreement Not to Seek Future Employment. Employee agrees that he will never seek nor accept employment with the Employer, either directly or through an agency. The Employee shall be eligible to provide services to the Employer as a consultant, at the Employer’s discretion.

11. Voluntary and Knowing Action. Employee acknowledges that Employer, by this Agreement, has advised him to consult with an attorney of his choice prior to executing this Agreement and the Release. Employee acknowledges that he has had sufficient opportunity to review this Agreement and Release with his attorney, that he has read and understands the terms of this Agreement and attached Release, that he has voluntarily and knowingly entered into this Agreement to resolve any and all charges, claims, demands or causes of action which he now has or may have with respect to Employer, and that he understands he will be legally bound by this Agreement and Release.

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12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Minnesota.

13. Beneficiaries. Employee, and any person or entity included within the definition of “Employer” above are beneficiaries of this Agreement and may rely on and enforce this Agreement to secure or defend its or his rights hereunder.

14. Entire Agreement. Except for Employee’s continuing obligations under his Employee Non-Compete Agreement and Employee Confidentiality and Assignment of Inventions Agreement, the terms of which are hereby incorporated by reference into this Agreement, this is the entire Agreement between Employer and Employee relating to his employment and his separation from employment. Employee understands that this Agreement and Release cannot be changed unless it is done in writing and signed by both Employer and Employee.

WESLEY G. PETERSON

Dated: March 31, 2006	By	/s/ Wesley G. Peterson

OPTICAL SENSORS INCORPRATED

Dated: March 31, 2006	By:	/s/ Victor Kimball
	Its:	Chief Operating Officer

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EXHIBIT A

RELEASE

1. Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	“I,” “me,” and “my” include me, Wes Peterson, and anyone who has or obtains any legal rights or claims through me.

B.	“Company” and “vasamed” shall at all times mean Optical Sensors Incorporated and its respective Divisions, parent and/or subsidiary corporations, affiliates, successors, predecessors, shareholders, present and/or former officers, directors, agents, employees, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers.

C.	“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I have now against Company, regardless of whether I now know about those claims, that are in any way related to my employment with, relationship with, or separation (termination of employment) from the Company, including, but not limited to, common law and statutory claims; claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”); the Older Workers Benefit Protection Act of 1990 (“OWBPA”); Title VII of the Civil Rights Act of 1964 (“Title VII”); the Americans with Disabilities Act (“ADA”); the Family Medical Leave Act (“FMLA”); the Employee Retirement Income Security Act of 1978 (“ERISA”); as amended; the Fair Labor Standards Act (“FLSA”); all fair employment practices, individual rights, or other statutes; the Minnesota Human Rights Act (“MHRA”); Minnesota Statutes § 181 et seq.; and any other federal, state, or local statute, law, rule, regulation, ordinance or order; and to all common law and other claims which he may have as of the date of this Agreement, whether legal or equitable. This release includes all claims pertaining to my employment relationship with Employer.

2. Agreement to Release My Claims. Except as stated in Section 4, I agree to give up all My Claims, waive any rights thereunder, and withdraw any and all of my charges and lawsuits against Company. In exchange for my agreement to release My Claims, I am receiving satisfactory Consideration (Severance Payment and other benefits) from Company to which I am not otherwise entitled by law, contract, or under any Company policy. The Consideration I am receiving is a full and fair payment for the release of all My Claims. Company does not owe me anything in addition to what I will be receiving.

3. Older Workers Benefit Protection Act. I understand and have been advised that the above Release of Claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that a person cannot waive an age discrimination claim unless the waiver is knowing and voluntary. I have been advised of this law, and agree that I am

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signing this Release voluntarily, and with full knowledge of its consequences. I understands that I have at least 21 days from the date I received this Release to consider it, and that not only do I not have to sign it before the end of the 21 day period, I agree that I will sign this Release on March 31, 2006, the date of the termination of my employment. I have been advised to use this time to consult with an attorney about this Release. I agree that any changes to this Release will not restart the running of this consideration period.

4. Exclusions from Release. My Claims do not include my rights, if any, to claim the following: Re-employment Insurance benefits; claims for my vested post-termination benefits under any 401(k) or similar retirement benefit plan; claims for workers compensation benefits; my COBRA rights; my rights to enforce the terms of this Release; or my rights to assert claims that are based on events occurring after this Release becomes effective. In addition:

A.	Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC, Employee, or any other party.

B.	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

C.	I agree that Company reserves any and all defenses, which it has or might have against any claims brought by me. This includes, but is not limited to, Company’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in Consideration for this Release.

5. Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the ADEA, it shall not become effective or enforceable until seven (7) days after I sign it. I understand that insofar as this Release relates to my rights under the MHRA, it shall not become effective or enforceable until fifteen (15) days after I sign it. I have the right to rescind this Release only insofar as it extends to potential claims under the ADEA by written notice to Company within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act. Any such rescission must be in writing and hand-delivered to Company, attention Lou Gilbert, or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed Ms. Lou Gilbert, vasamed, 7615 Golden Triangle Drive, Eden Prairie, MN 55344, and sent by certified mail, return receipt requested.

I understand that the payment I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to revoke this Release, I understand that I am not entitled to the payments offered in the attached Settlement Agreement.

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6. I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have reviewed this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Company or their attorneys. I understand and agree that this Release and the attached Settlement Agreement contain all the agreements between Company and me. We have no other written or oral agreements.

Dated: , 2006
Wes Peterson

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Exhibit B

Modification of Options

1. Ownership of Options. Pursuant to a marital termination agreement between Wes Peterson and his ex-wife, his ex-wife was awarded a marital lien on a portion of the options originally granted to Wes Peterson. All options with a Marital Lien shall be exercisable per the provisions outlined in the 1993 Stock Option Plan and will expire three months from the separation date of March 31, 2006, or June 30, 2006.

2. Option Expiration. The options originally granted to Wes Peterson and those with a marital lien shall be exercisable through the expiration date shown in the following table.

Name	No.	Plan	Grant Date	Options Granted	Options Outstanding	FMV @ Grant	Expiration Date
Peterson, W. (Marital Lien)	1	1993	12/28/00	6,482	—

Peterson, W. (Marital Lien)	2	1993	12/28/00	6,667	6,667	$2.0769	6/30/06

Peterson, W. (Marital Lien)	3	1993	12/28/00	2,174	2,174	$2.0769	6/30/06

Peterson, W.		1993	12/28/00	6,352	6,352	$2.0769	6/30/06
Peterson, W. (Marital Lien)	4	1993	12/28/00	6,352	6,352	$2.0769	6/30/06

Peterson, W.		1993	7/26/01	14,765	14,765	$2.2500	6/30/06
Peterson, W. (Marital Lien)	5	1993	7/26/01	4,921	4,921	$2.2500	6/30/06

Peterson, W.		1993	7/26/01	14,534	14,534	$2.2500	3/31/08
Peterson, W. (Marital Lien)	6	1993	7/26/01	3,633	3,633	$2.2500	6/30/06

Peterson, W.	7	1993	7/26/01	10,901	10,901	$2.2500	3/31/08

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